UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  January 21, 2011

DARLINGTON MINES LTD.
 (Exact Name of Registrant as Specified in its Charter)

Nevada	000-53586	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20A, Time Centre, 53-55 Hollywood Road, Central Hong Kong	N/A
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (852) 5371 1266

_________________________
Former name or Former Address, if Changed Since Last Report:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 - REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01 Entry into a Material Definitive Agreement.

          Darlington Mines Ltd., a Nevada corporation (the “Company”) entered into a binding letter of intent with The Pulse Beverage Corporation, a Colorado corporation (“Pulse”), effective January 21, 2011 (the “LOI”), in connection with a proposed share exchange transaction by and between the Company and Pulse whereby the Company will acquire all of the shares of outstanding capital stock of Pulse in exchange for the issuance of a certain ownership interest in the Company to the shareholders of Pulse (the “Share Exchange”).  Pulse is a nutraceutical beverage company with rights to manufacture, distribute and sell certain scientifically researched and formulated health beverages.

          In accordance with the LOI, and subject to approval by the Board of Directors and stockholders of Pulse, the terms and conditions of the Share Exchange shall be as set forth in a formal definitive agreement to be negotiated and entered into by and between the parties within forty (40) days of the execution of the LOI.  The closing of the Share Exchange (the “Closing”) shall occur on or before four (4) days form the date on which Pulse completes the audit of its financial statements and the Company’s completion of a financing of at least $1,000,000.

          As part of the Share Exchange, the Company shall issue Pulse shareholders 13,280,000 post-split shares of Company common stock, constituting approximately twenty-four percent (24%) of the outstanding shares of the Company post-Closing.  Upon the Closing, Pulse shall become a wholly-owned subsidiary of the Company.

          The foregoing description is qualified in its entirety by reference to the LOI filed as Exhibit 10.1 attached hereto and incorporated herein by reference.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Exhibit Description

10.1	Letter of Intent by and between Darlington Mines Ltd. and The Pulse Beverage Corporation, dated January 21, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DARLINGTON MINES LTD. a Nevada Corporation

Dated: January 27, 2011	/s/ Francis Chew
Francis Chiew, President and Chief Executive Officer